Exhibit 99.1
For Release at 8:00 AM EDT on Tuesday, October 12, 2010
Gasco Energy Provides Third Quarter 2010 Operations Update
DENVER — (PR Newswire) — October 12, 2010 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.
Riverbend Project Third Quarter Operations Update
Completion Operations
Since beginning its up-hole recompletion program in February 2010, Gasco has successfully completed the initial stages on one Upper Mancos well (none in Q310) and recompleted 16 gross wells (6.47 net) with five gross wells (1.67 net) occurring in the third quarter. The Company is experiencing strong results from the program, resulting in improved production.
Gasco continues to employ cost-effective frac stage designs which average $30,000 per stage and contribute to improved per-well economics.
At September 30, 2010, Gasco operated 133 gross wells. Gasco currently has an inventory of 24 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities. Gasco does not have a drilling rig under contract at this time.
Quarterly Production
Estimated cumulative net production for the quarter ended September 30, 2010 was 1,106 million cubic feet equivalent (MMcfe), an increase of 5.9% over third quarter 2009 production of 1,044 MMcfe. The year-over-year increase is new production from up-hole zones added during the first nine months of 2010 which more than offset normal production decline expected from existing wells. The 4% decline in sequential quarter production is attributed to seasonal pipeline curtailments in September 2010 and to the lower number of net wells recompleted in third quarter (1.67), as compared to the second quarter (3.0).

Gasco Energy Net Production Detail
	Three-months			Nine-months
	Ended			Ended
Period-over-Period Comparison	Sept. 30, 2010*	Sept. 30, 2009	% Change	Sept. 30, 2010*	Sept. 30, 2009	% Change
Natural Gas / MMcf	1,044	982	6.3%	3,068	3,286	-6.6%
Oil / MBbls	10.3	10.5	-1.9%	31.7	33.1	-4.2%
Natural Gas Equivalents / MMcfe	1,106	1,044	5.9%	3,258	3,485	-6.5%

Sequential Comparison	Sept. 30, 2010*	June 30, 2010	% Change

Natural Gas / MMcf	1,044	1,085	-3.8%
Oil / MBbls	10.3	11.1	-7.2%
Natural Gas Equivalents / MMcfe	1,106	1,152	-4.0%

*	Includes preliminary production estimates for the third quarter of 2010

California Projects Update
Summary information regarding Gasco’s California Projects progress is included in the table below:

Net
Gasco	Gross /Net	Gross Unrisked	Unrisked
California Prospects	Acreage	Prospect Potential	Prospect Potential	Status
Antelope Valley Trend	17,316 /3,308	856 MMBO /2.2 Tcf	164 MMBO /0.4 Tcf	3-D shoot Q111 /2012 spud date
Willow Springs	1,855 /276	75 MMBO	11 MMBO	3-D shoot underway
NW McKittrick	599 /120*	14 MMBO	3 MMBO	Spud Q410
SW Cymric	1,352 /1,343	34 MMBO	34 MMBO	Shallow tested, deeper test remains
Crocker Canyon	2,771 /693	50 MMBO	13 MMBO	Seeking partner
New Prospects and Leads	5,313 /4,960	TBD	TBD	Developing project

Total California	29,206 /10,700	1,029 MMBO /2.2 Tcf	225 MMBO /0.4 Tcf

*	Net acreage assumes the partner fully earns
Third Quarter 2010 Financial and Operating Results
Gasco expects to announce its third quarter results after the close of trading on November 2, 2010. The Company will schedule a conference call to discuss third quarter operational and financial results on November 3, 2010, the details of which will be announced at a later date.
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.